UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2017

Commission file number 000-23446

SUGARMADE, INC.
(Exact name of registrant as specified in its charter)

Delaware	94-3008888
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

167 N. Sunset Ave., City of Industry, CA	91744
(Address of principal executive offices)	(Zip Code)

(888) 982-1628
(Registrant's telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As of February 3, 2017 the Company accepted the resignation of Waylon Huang. There were no disagreement of any kind between Mr. Huang and the company.

As of February 3, 2017, due to vacancy on the board of directors, and pursuant to the Company’s by laws, the remaining directors, Jimmy Chan and Richard Ko, then appointed Simon Yu to occupy the open seat on the board of directors.

Simon Yu is our Chief Operations Officer. He has over 16 years of Management experience. Prior to Sugarmade, Simon specialized in Sales and Recruiting and was the Director of Operations for a mid-size healthcare staffing company.  Throughout Simon's career, he launched several e-commerce businesses and co-founded a medical device startup. More recently, Simon is the Founder and CEO of Hired On Staffing. In his free time, Simon is a mentor at the University of Southern California's startup Incubator and adjunct Professor of Entrepreneurship at California State University, Los Angeles. Simon received his MBA and Certificate in Technology Commercialization from the University of Southern California, where he was awarded the Lloyd Grief Center for Entrepreneurship Technology Feasibility award in 2014. As COO, Simon will utilize his unique mix of operations, leadership technology commercialization and startup experience to streamline processes and execute corporate strategy. We believe Mr. Yu experience is valuable assets to our company and will further our company’s short and long term goals.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUGARMADE, INC.

Date: February 3, 2017	By:	/s/ Jimmy Chan
Name: Jimmy Chan
Title: Chief Executive Officer

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